EXHIBIT 99.1
15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com
PRESS RELEASE

Contact:	James R. Heslop, 2nd Executive Vice President/Chief Operating Officer (440) 632-1666 Ext. 3219 jheslop@middlefieldbank.com
Middlefield Banc Corp. to Raise $11.4 Million in Capital
Company Release — 08/18/2011
MIDDLEFIELD, Ohio, Aug.18, 2011 /PRNewswire/ — Middlefield Banc Corp. (OTCQB: MBCN) today announced that it has entered into a Stock Purchase Agreement with Bank Opportunity Fund, an affiliate of Hovde Private Equity Advisors LLC. Pursuant to the Stock Purchase Agreement, Bank Opportunity Fund intends to invest approximately $9.45 million in the common stock of Middlefield Banc Corp. (“Middlefield” or the “Company”). The Stock Purchase Agreement provides for the sale of Middlefield Banc Corp. common stock to Bank Opportunity Fund for cash at $16.00 per share. Bank Opportunity Fund will own and control up to 24.9% of the pro forma Middlefield common stock outstanding after closing of the sale of shares under the Stock Purchase Agreement. Bank Opportunity Fund is the lead investor in a private placement to accredited investors that was completed on August 12, 2011, raising a total of approximately $11.4 million, including the shares being sold to Bank Opportunity Fund.
The Company plans to use the proceeds from the sale of common stock to make capital contributions to and strengthen the balance sheets of its subsidiary banks and for other general corporate purposes. Thomas Caldwell, President and Chief Executive Officer of Middlefield Banc Corp. commented, “We are pleased to announce this agreement with Bank Opportunity Fund. The Bank Opportunity Fund agreement with Middlefield Banc Corp. is a testament to the strength of our franchise and our potential in the markets we serve as well as evidence of the confidence of investors of this caliber in the Ohio community banking industry. The sale of common stock will strengthen the Company’s balance sheet and capital ratios and will allow us to continue executing our business strategies and seize opportunities as they arise.”

Eric D. Hovde, Chief Investment Officer of Bank Opportunity Fund’s investment adviser, said: “We are very excited to partner with Middlefield Banc Corp.’s board of directors and management and to invest in such a strong community banking organization. We believe that the Ohio market offers very compelling growth opportunities in the owner-managed business and professional segment. This investment in Middlefield Banc Corp. was undertaken with the intent not only to grow the franchise organically, but also with an eye toward participating in Middlefield Banc Corp.’s future bank acquisitions and FDIC-assisted transactions in Ohio.” James R. Heslop, II, Chief Operating Officer of the Company, said: “Our Board has been very impressed by the substantial banking experience and history of investing in community banks that the principals of Bank Opportunity Fund have. The addition of Eric D. Hovde to the boards of Middlefield and its subsidiary banks will add substantial expertise to our boards as we consider acquisition opportunities going forward.”
Hovde Acquisition, the merchant banking/private equity business founded in 1994 and based in Washington, DC, and its affiliated private equity companies have a history and proven track record of investing in and successfully managing community banks across the United States. Since its founding in 1994, Hovde Acquisition and its principals have made controlling equity investments in 12 community banks and thrifts as well as four specialty finance companies.
The Stock Purchase Agreement was unanimously approved by the Company’s Board of Directors and is subject to regulatory and shareholder approval and other conditions. Donnelly Penman & Partners served as sole placement agent for the transaction. Grady & Associates acted as the legal advisor to Middlefield Banc Corp.
Additional Information
Certain investments discussed above involve the sale of securities in private transactions that will not be registered under the Securities Act of 1933, as amended, and will be subject to the resale restrictions under that Act. The Company has agreed to file a registration statement with the Securities and Exchange Commission to cover resale of the securities to Bank Opportunity Fund. Such securities may not be offered or sold absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
The Company plans to file with the Securities and Exchange Commission and mail to the Company’s shareholders a proxy statement in connection with the transactions contemplated herein. The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies. Information regarding the Company’s directors and executive officers is contained in the Company’s proxy statement filed with the Securities and Exchange Commission on April 4, 2011. The proxy statement will contain important additional information about the Company and related matters, including the current common stock holdings of the Company’s officers and directors. Shareholders are urged to read the proxy statement carefully when it becomes available.
The written materials described above and other documents filed by the Company with the Securities and Exchange Commission will be available free of charge from the Securities and Exchange Commission’s website at www.sec.gov.

About Middlefield Banc Corp.
Middlefield Banc Corp. headquartered in Middlefield, Ohio is a multi-bank holding company with total assets of $639.6 million as of June 30, 2011. The company’s lead bank, The Middlefield Banking Company, operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Cortland, Garrettsville, Mantua, Middlefield, Newbury, and Orwell. The company also serves the central Ohio market through its Emerald Bank subsidiary, with offices in Dublin and Westerville, Ohio. Additional information is available at www.middlefieldbank.com and www.emeraldbank.com.
This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.